UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 14, 2011
NATURAL GAS SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West Wall Street, Suite 550
Midland, TX 79701

(Address of Principal Executive Offices)

(432) 262-2700

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2011, our Board of Directors appointed David L. Bradshaw to the Board as an independent director and new audit chair to replace the position vacated by Gene A. Strasheim, to serve until the earlier of Mr. Bradshaw's resignation, dismissal, death or when his successor is duly elected and qualified. Mr. Bradshaw's appointment has been approved by the Board's Nominating Committee. In addition to being appointed to our Audit Committee, Mr. Bradshaw was also appointed to our Nominating Committee and Governance & Personnel Development Committee.
Since 2005, Mr. Bradshaw has acted as a consultant in the oil and gas exploration and production sector and has overseen his investments in this area. From August 2007 through November 2009, Mr. Bradshaw served as a Director and Audit Committee Chairman for Triangle Petroleum, a publicly traded company listed on the American Stock Exchange. From November 2007 through November 2008, Mr. Bradshaw served as a Director for Comet Ridge Limited, an Australian company listed on the Australian Securities Exchange. From 1986 to 2005, Mr. Bradshaw worked for Tipperary Corporation, a U.S. public company listed on the American Stock Exchange. During his tenure at Tipperary, the company was involved in oil and gas exploration and production, and natural gas processing and transportation. He held the positions of Chief Executive Officer (1996 to 2005), Chairman of the Board (1997 to 2005), Chief Financial Officer (1990 to 1996) and Chief Operating Officer (1993-1996). Mr. Bradshaw also served as Chief Executive Officer and Chairman of Tipperary Oil & Gas (Australia) Pty Ltd (1999 to 2005) a subsidiary of Tipperary, which explored for and produced natural gas in Queensland, Australia. From 1983 to 1986, Mr. Bradshaw was an owner and officer of Bradcorp, Inc. a private exploration and production company. Prior to this, Mr. Bradshaw spent six years in public accounting serving predominantly oil and gas clients. Mr. Bradshaw graduated from Texas A&M University with a BBA in Accounting in 1976 and a MBA in 1977, and is also a Certified Public Accountant.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Dated: December 20, 2011
	By:	/s/ Stephen C. Taylor

Stephen C. Taylor
President & Chief Executive Officer